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                                                                   EXHIBIT 6.22


                         COMMON STOCK PURCHASE AGREEMENT


         THIS COMMON STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of June 2, 2000, is by and among MegaWorld, Inc., a Delaware corporation (the "Company") and Cabletron Systems, Inc., a Delaware corporation (the "Investor").

                                    RECITALS:

                  A. The Company and the Investor are executing and delivering this Agreement in reliance on the exemption from registration afforded by the provisions of Regulation D as promulgated by the U.S. Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended (the "Securities Act") and Section 4(2) under the Securities Act.

                  B. The Investor desires to purchase, and the Company desires to sell, for the amounts and upon the terms and conditions stated in this Agreement, in a closing as herein described, certain of the Company's common stock as described in Section 1 below.

                  NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and the Investor hereby agree as follows:

1.       SALE AND PURCHASE OF SECURITIES.

                  1.1. Investor Securities. The Company has authorized the issuance and sale of up to 2,000,000 shares of its Common Stock, $0.001 par value (the Shares) to be issued under this Agreement.

                  1.2. Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Company agrees to sell to the Investor, and the Investor agrees to purchase from the Company, 1,500,000 shares of the Company's Common Stock for a purchase price of $1.50 per share.




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                  1.3. The Closing and Form of Payment. The closing of the
         purchase and sale of Common Stock (the "Closing") shall take place on June 2, 2000 (the "Closing Date") or at such other time as the parties shall mutually agree. At the Closing, the Company will deliver to the Investor a certificate or certificates, registered in the Investor's name, representing 1,500,000 shares of Common Stock to be acquired by the Investor pursuant to this Agreement against payment of the purchase price thereof with $2,250,000 in "Product Credits" and $250,000 in cash. "Product Credits" means credits to be used by the Company for the purchase of products on Riverstone Network's, a wholly-owned subsidiary of Cabletron's, price list or on the investor's price list with the investor's approval, as updated by Cabletron from time to time. The Product Credits may not be assigned or transferred to any person without the prior written consent of Cabletron, which shall not be unreasonably withheld. The Product Credits shall expire, to the extent unused, two years from the Closing. If in the event that the Product Credits expire, the Common Stock equal to the amount of unused Product Credits will be returned to the Company at the original issued price and value of $1.50 per share.

                  1.4. Additional Closings. The investor agrees to purchase (i) an additional 166,666 shares of common stock at $1.50 per share (amount equal to $250,000) when the Company has collected $2 million in aggregate revenue from it's service provider, and (ii) an additional 166,666 shares of common stock at $1.50 per share (amount equal to $250,000) when the Company has collected $4 million in aggregate revenue from it's service provider business.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In order to induce the Investor to enter into this Agreement and to purchase the Common Stock hereunder, the Company represents and warrants to the Investor as follows:

                  2.1. Organization. The Company is a duly organized and validly existing corporation in corporate good standing under the laws of the State of Delaware. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it does business, except where the failure to be so qualified would not have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the operations, properties or financial condition of the Company taken as a whole.

                  2.2. Corporate Power. The Company has all necessary corporate power and authority to own its property, to enter into and perform this Agreement, to issue and sell shares hereunder, and to carry on its business as presently conducted or proposed to be conducted. The Company has taken all corporate action necessary to authorize this agreement and the issuance of the Shares to be issued and sold hereunder.

                  2.3. Authorization. All corporate action on the part of the Company necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and for the due authorization and issuance of the shares of Common Stock has been or will be taken prior to the Closing. This Agreement is the legal, valid and binding agreement of the Company, enforceable in accordance with its terms.





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         The execution, delivery and performance by the Company of the this
         Agreement and the issuance and sale of the Shares will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any legal requirement to which the Company is subject, or the Company's charter or by-laws, or any contractual obligation to which the Company is a party or by which it is bound, except for a breach of any such contractual obligation which would have no Material Adverse Effect.

                  2.4. Financial Statements and Other Documents. The Investors have been furnished with complete and correct copies of the Company's Registration Statement on From 10-SB as filed with the SEC on March 3, 2000 (the "Registration Statement"), which contains the following:

                  (a) Audited balance sheet of the Company as of September 30, 1999, together with the related statements of income, cash flows and stockholders' equity for the year then ended.

                  (b) Unaudited balance sheets of the Company as of the quarter ended December 31, 1999, together with the related statement of income for the three-month period then ended.

         The financial statements referred to in clauses (a) and (b) above (the "Financial Statements") have been prepared in accordance with GAAP consistently applied and, together with the notes thereto, fairly present the financial condition of the Company at the dates thereof and the results of its operations for the periods covered thereby, subject to normal year-end adjustments in the case of the financial statements referred to in clause (b) above.

         2.5. Outstanding Debt; Absence of Liabilities. The Company has no outstanding indebtedness for borrowed money except as reflected in the Financial Statements and is not a guarantor or otherwise contingently liable on such indebtedness of any other Person except as reflected in the Financial Statements and the notes thereto. The Company has no material liabilities, contingent or otherwise, which are not reflected or provided for in the Financial Statements.

         2.6. Changes in Condition. Since December 31, 1999, there has occurred no event or events that, individually or in the aggregate, have caused a Material Adverse Effect.

         2.7. Transactions with Affiliates. No Affiliate of the Company is a customer or supplier of, or is party to any Contractual Obligation with, the Company.

         2.8. Conformity With Legal Requirements. The operations of the Company as presently conducted are not in violation of, nor is the Company in default under, any legal requirements presently in effect, except for such violations and defaults as do not and will not, in the aggregate, have a Material Adverse Effect. The Company has all franchises, licenses, permits or other authority presently necessary for the conduct of its business as now conducted, except where the failure to





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have such authority would not have a Material Adverse Effect. Based on the facts presently known to the Company, all future expenditures on the part of the Company that will be reasonably required for the business as presently conducted to meet the provisions of any presently existing legal requirement (including legal requirements relating to employment practices or to occupational or health standards or to environmental considerations) will not, in the aggregate, have a Material Adverse Effect.

         2.9. Employee Benefit Plans. Each Employee Benefit Plan and Welfare Plan has been administered in substantial compliance with its terms and all applicable laws, including the Code and ERISA, except where the failure to comply would not have a Material Adverse Effect. The Company has no obligation under any Welfare Plan to provide for the continuation of benefits (other than disability payments and medical benefits incurred for illness arising in the course of employment) for more than one year after retirement or other termination of employment. No "reportable events" within the meaning of section 4043 of ERISA have occurred with respect to any Employee Benefit Plan. No Pension Plan is a "multiemployer plan" as defined in ERISA. The present value of benefits liabilities as described in Title IV of ERISA of Employee Benefit Plans does not exceed the current value of such Employee Benefit Plans assets allocable to such benefits liabilities by more than $100,000.

         2.10. Employees. None of the employees of the Company is presently represented by a labor union, and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeing recognition of a bargaining representative. No controversies or disputes are pending between the Company and any of its employees, except for such controversies and disputes as do not and will not, in the aggregate, have a Material Adverse Effect. To the best of the Company's knowledge, no employee of the Company is in violation of any term of any contractual obligation with a former employer relating to the right of any such employee to by employed by the Company because of the nature of the Company's business or the use of any trade secrets or proprietary information.

         2.11. Taxes. The Company has filed all material tax and information returns which are required to be filed by it and has paid, or made adequate provision for the payment of, all taxes which have or may become due. The Company has no knowledge of any material additional assessments or any basis therefor. The Company reasonably believes that the charges, accruals and reserves on the Balance Sheet in respect of taxes or other governmental charges are adequate. The Company has withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected therefrom and has paid over such amounts to the appropriate taxing authorities.

         2.12. Litigation. No litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to the knowledge of the Company, threatened (nor to the knowledge of the Company, does any basis exist therefor) against the Company or, to the Company's knowledge, any officer of




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the Company, which in the aggregate could result in any material liability or which may otherwise result in a Material Adverse Effect.

         2.13. Patents and Trademarks. To the best of its knowledge (but without having conducted any special investigation or patent search), the Company owns or possesses sufficient legal right to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted ("IP") without any conflict with, or infringement of the rights of, others. Except for agreements with its own employees or consultants, end-user license agreements and other agreements relating to IP, the loss or termination of which would not be reasonably expected to cause a Material Adverse Effect, the Company is not a party to any outstanding options, licenses, or agreements of any kind relating to IP, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to IP of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would to the Company's knowledge, violate any of the IP of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument relating to IP under which any of such employees is now obligated and which could reasonably be expected to result in a Material Adverse Effect. The Company does not believe it is or will be necessary to use any inventions of its employees (or persons it currently intends to hire) made prior to their employment by the Company.

         2.14. Consents. No consent, approval, qualification, order or authorization of, or filing with any governmental authority is required in connection with the Company's valid execution, delivery or performance of this Agreement, or the offer, issue or sale of the Shares by the Company, or the consummation of any other transaction contemplated on the part of the Company hereby.

         2.15. Disclosure. To the best knowledge of the Company, this Agreement, taken together with the Registration Statement and the agreements, certificates, statements and documents furnished in writing in connection herewith by or on behalf of the Company to the Investor do not contain any untrue statement of material fact or omit (in the aggregate) to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect.

3.       REPRESENTATIONS AND WARRANTIES AND OTHER AGREEMENTS OF THE
         INVESTOR




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         3.1. Representations and Warranties of the Investor. In order to induce the Company to enter into this Agreement, to issue and deliver the Shares to the Investor and to engage in the other transactions contemplated hereby, the Investor represents and warrants to the Company as follows:

                  3.1.1 Organization of the Investor. The Investor is a corporation duly organized, validly existing, and in good standing under the laws of the State of [Delaware].

                  3.1.2 Authorization of Transaction. Investor has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Investor, enforceable in accordance with its terms and conditions. The Investor does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  3.1.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will in any material respect (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Investor is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Investor is a party or by which any of Investor's assets is subject.

                  3.1.4 Brokers' Fees. The Investor has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

         3.3. Investment Representation. The Investor understands, agrees with, and represents and warrants to the Company as follows:

                  3.2.1 Accredited Investor Status. The Investor is an "accredited investor" for purposes of Regulation D under the Securities Act and that it has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof.

                  3.2.2. Investment Purposes; Compliance with Securities Act. The Investor is acquiring the Shares at the Closing for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof.




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                  3.2.3 Information. The Investor has had an opportunity to
         discuss the Company, business, management and financial affairs with the Company's management and has received (or had made available to it) any financial and business documents requested by it.

                  3.2.4. No Registration. The Investor understands that the shares to be purchased by it have not been registered under the Securities Act and must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and other applicable securities laws or is exempt from such registration.

                  3.2.5. No Brokers. It has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

                  3.2.6 Legend. The Investor understands that each certificate representing Shares shall bear a legend in substantially the following form:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state, and may not be sold, or otherwise transferred, in the absence of such registration or an exemption therefrom under such Act and under any such applicable state laws."

                  3.2.7. Restricted Securities. The Investor understands and agrees that the Shares have not been registered under the Securities Act and may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act must be held indefinitely.

                  3.2.8. Reliance on Exemptions. The Investor understands the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the applicable federal and state securities laws and that the Company is relying on the truth and accuracy of, and the Investors compliance with, the representations, warranties, acknowledgments, understandings, agreements and covenants of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.

                  3.2.9. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable in accordance with its terms.




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4.       MISCELLANEOUS.

         4.1. Notices. Any notice or other communication in connection with this Agreement or the Shares shall be deemed to be delivered if in writing addressed as provided below and if either (a) actually delivered at said address, (b) in the case of a letter, seven business days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified, return receipt requested or (c) transmitted to any address outside of the United States, by telecopy and confirmed by overnight or two-day courier:

         If to the Investor, to Cabletron Systems, Inc., 35 Industrial Way, Rochester, New Hampshire 03867, attention General Counsels Office, 603-332-9400.

         If to the Company, to MegaWorld, Inc., 6250 North Houston Rosslyn Road, Houston, Texas 77091, Attention: President, 713-462-6906.

         4.2.     Confidentiality and Non-Disclosure.

                  4.2.1 Disclosure of Terms. Prior to the Closing Date, the terms and conditions of this Agreement , including the existence of this Agreement, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

                  4.2.2 Press Releases, Etc. Within sixty (60) days of the Closing, the Company may issue a press release disclosing that the Investor has invested in the Company; provided that the release does not disclose any of the financing terms and is approved in advance by the Investor. The Company may use such press release disclosure in any presentations the Company makes to potential investors. No other announcement regarding the Investor in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investor's prior written consent.

         4.2.3 Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the financing terms to its employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations. The Company may disclose pertinent information regarding this Agreement to its existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining financing, including, without limitation, descriptions of this Agreement and the transactions contemplated hereby may be included in any registration statement or report filed by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, and the Company may file this Agreement as an exhibit to any thereof. The Company may also make appropriate disclosures of the general nature of this Agreement and the identity, nature and scope of the Company's operations to prospective acquisition candidates in connection with the Company's efforts to effect additional acquisitions.

                  4.2.4 Other Information. The provisions of this Section shall supercede and replace the provisions of any prior nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.




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         4.3. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties. Any amendment or waiver effected in accordance with this Section shall be binding upon the Investors and the Company and each of its subsidiaries.

         4.4. Survival and Termination of Covenants. All covenants, agreements, representations and warranties of the Company and the Investor made herein or in any closing certificate or other certificate or written report delivered pursuant to an express requirement hereof shall survive the execution and delivery to the Investor and the Company, respectively, of this Agreement, notwithstanding any investigation made by the Company or the Investor, and shall terminate two years from the date hereof.

         4.5. General. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement and the other items referred to herein or therein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral. This Agreement is intended to take effect as a sealed instrument and may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         4.6 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

         The undersigned have executed this Agreement under seal as of the date first above written.

                                MEGAWORLD, INC.


                                By: /s/ George S. Dinsdale
                                   ------------------------------------------


                                CABLETRON SYSTEMS, INC.


                                By: /s/ Daniel D. Harding
                                   ------------------------------------------
                                Title: Vice President of Business Development



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